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                                                                  Exhibit (h)(7)

                                     FORM OF
                            ADMINISTRATION AGREEMENT

     THIS AGREEMENT dated as of           , 2004 by and between Security Capital
                                ----------
Real Estate Mutual Funds Incorporated ("Company"), a Maryland corporation, having its principal place of business at 11 South La Salle Street, Chicago, Illinois 60603, on behalf of its single current series, Security Capital U.S. Real Estate Shares ("Fund"), and One Group Administrative Services, Inc. ("Administrator"), a Delaware corporation having its principal place of business at 1111 Polaris Parkway, Columbus, Ohio 43240 ("Agreement"). THIS AGREEMENT SHALL BE EFFECTIVE FEBRUARY 19, 2005.

     WHEREAS, the Company is an open-end, management investment company registered with the Securities and Exchange Commission ("Commission") under the Investment Company Act of 1940, as amended ("1940 Act"); and

     WHEREAS, the Company desires to retain the Administrator to furnish management and administrative services to the Company on behalf of the Fund; and

     WHEREAS, on September 8, 2004, the Board of Directors of the Company approved the reorganization and redomiciliation of the Fund into a series of the One Group Real Estate Fund, a series of One Group Mutual Funds, subject to the approval of the Fund's shareholders at a meeting to be held January 20, 2005 ("Reorganization"); and

     WHEREAS, the Reorganization, if approved by shareholders, is expected to be completed on or about February 18, 2005, or such later date as the parties to the reorganization may agree ("Closing Date");

     WHEREAS, the parties agree that this Agreement shall not become effective or shall cease to be effective with respect to the Fund, effective as of the close of business on the Closing Date, if shareholders of the Fund approve the Reorganization; and

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, the parties agree as follows:

     ARTICLE 1. Retention of the Administrator. The Company hereby retains the Administrator to act as the administrator of the Fund and to furnish the Fund with the administrative services as set forth in Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below. The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company in any way and shall not be deemed an agent of the Company.

     ARTICLE 2. Administrative Services. Subject to the direction and control of the Board of Directors of the Company ("Board"), the Administrator shall perform or supervise the performance by others of administrative services in connection with the operations of the Fund.

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     Without limiting the generality of the foregoing, the Administrator shall:

     a. Provide all necessary office facilities (which may be in the offices of the Administrator or an affiliate), equipment, and personnel for handling the affairs of the Fund;

     b. Subject to supervision by counsel to the Company, prepare amendments to, file, and maintain the Company's governing documents, including the Articles of Incorporation, the Bylaws, and minutes of meetings of shareholders;

     c. Provide individuals reasonably acceptable to the Company's Board to serve as officers of the Company, who will be responsible for the management of certain of the Company's affairs as determined by the Company's Board;

     d. Prepare agenda and compile board materials for all Board meetings and review, file, and maintain minutes of meetings of Board;

     e. Provide appropriate personnel and prepare appropriate materials for Board meetings;

     f. Subject to supervision by counsel to the Company, prepare, review and file the Company's Registration Statement (on Form N-1A, Form N-14 or any replacements therefor), periodic supplements to the Registration Statement, proxy materials and other filings with the Commission;

     g. Subject to supervision by counsel to the Company, prepare and file, or supervise the preparation and filing of, Form N-CSR and Form N-Q and provide any sub-certifications which may reasonably be requested by the Company's Principal Executive Officer or Principal Financial Officer in connection with the required certification of those filings and coordinate receipt of similar sub-certifications from other service providers that provide information to be included in such filings;

     h. Prepare and file, or supervise the preparation and filing of, all necessary Blue Sky filings;

     i. Prepare and file, or supervise the preparation and filing of, annual Form N-PX;

     j. Arrange for and coordinate the layout and printing of prospectuses, statements of additional information, semi-annual and annual reports to shareholders, and proxy materials;

     k. Prepare, with the assistance of the Fund's investment adviser, and sub-adviser, as applicable, communications to shareholders;

     l. Coordinate the mailing of prospectuses, notices, proxy statements, proxies, semi-annual and annual reports to shareholders, and other reports to shareholders of the Fund, and supervise and facilitate the proxy solicitation process for all shareholder meetings, including the tabulation of shareholder votes;

     m.   Prepare for and conduct shareholder meetings, if necessary;

                                        2

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     n.   Assist with the design, development, and operation of Fund, including new classes, investment objectives, policies and structure;

     o.   Prepare semi-annual and annual financial statements;

     p. Prepare and file periodic reports to shareholders and the Commission on Form N-SAR or any replacement forms therefor;

     q. Prepare and file Notices to the Commission required pursuant to Rule 24f-2 of the 1940 Act;

     r. Compile data for, assist the Company or its designee in the preparation of, and file, all of the Fund's federal and state tax returns and required tax filings other than those required to be made by the Company's custodian and transfer agent;

     s. Prepare and distribute year-end shareholder tax information letters and Forms 1099-MISC for fees for the Board members and vendor payments;

     t.   Identify and track book-tax differences;

     u. Prepare quarterly tax compliance checklist for use by the Fund's investment adviser;

     v. Calculate declaration of income/capital gain distributions in compliance with income/excise tax distribution requirements and ensure that such distributions are not "preferential" under the Internal Revenue Code;

     w. Review reports produced by, and the operations and performance of, the various organizations providing services to the Company or the Fund, including, without limitation, the Fund's investment adviser, custodian, sub-adviser, fund accountant, shareholder servicing agent, transfer agent, outside legal counsel, independent public accountants, and other entities providing services to the Company, and at the request of the Board, report to the Board on the performance of such organizations;

     x. Prepare, negotiate, and administer contracts on behalf of the Company with, among others, the Fund's investment adviser, custodian, fund accountant, shareholder servicing agent, and transfer agent and oversee expense disbursement and any service provider conversions;

     y. Calculate contractual Company and Fund expenses and control all disbursements for the Fund, and as appropriate compute the Fund's yields, total return, expense. ratios, portfolio turnover rate and, if required, portfolio average dollar weighted maturity;

     z. Prepare annual Company expense budget and monthly accrual analyses, perform various expense savings analysis and expense benchmarking analysis;

     aa. Prepare expense authorizations and review or prepare for management review all invoices for Company and Fund expenses;

                                        3

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     bb.  Calculate performance data of the Fund for dissemination to information service providers covering the investment company industry;

     cc.  Review marketing material to verify that Fund information is accurate;

     dd. Prepare and file proofs of claims in connection with Class Action notices;

     ee. Monitor compliance of the Fund with the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, so as to enable the Fund to maintain its status as a "regulated investment company;"

     ff. Monitor compliance by the Company and the Fund with all applicable federal securities and other regulatory requirements (other than state securities registration and filing requirements);

     gg.  Monitor the Fund's compliance with its registration statement;

     hh. Obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Fund in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Company's Board;

     ii.  Provide information and assistance with inspections by the Commission;

     jj. Coordinate annual audit activities, including providing information and assistance with respect to audits conducted by the Company's independent auditors;

     kk. Assist management with the administration of any deferred compensation plan for the Board;

     ll. Design, implement and maintain a disaster recovery program for the Company's records;

     mm. Assist the Company's Chief Compliance Officer with issues regarding the Company's compliance program (as approved by the Board in accordance with Rule 38a-1 under the 1940 Act) as reasonably requested;

     nn. Administer the implementation and required distribution of the Privacy Policy of the Company as required under Regulation S-P; and

     oo. Perform all administrative services and functions of the Company and the Fund to the extent administrative services and functions are not provided to the Company or the Fund pursuant to the Company's or the Fund's investment advisory agreement, custodian agreement, fund accounting agreement, shareholder servicing agreement, and transfer agent agreement.

     The Administrator shall perform such other administrative services for the Company that are mutually agreed upon by the parties from time to time.

                                        4

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     ARTICLE 3. Additional Services; Delegation. The Administrator may provide additional reports and services upon the request of the Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties. The Administrator may delegate some or all of its responsibilities under this Agreement, as provided in Article 9.

     ARTICLE 4. Allocation of Charges and Expenses.

     (A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Company as well as all the Board of the Company who are officers or employees of the Administrator or any affiliated company of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Company retained by the Board of the Company to perform services on behalf of the Company.

     (B) The Company. The Company assumes and shall pay or cause to be paid all other expenses of the Company not otherwise allocated herein, including, without limitation, organization costs, taxes, fees and expenses for legal and auditing services, fees and expenses of pricing services, transfer agency fees and expenses, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares, the cost of custodial services, the cost of initial and ongoing registration of the shares under Federal and state securities laws, fees and out-of-pocket expenses of Board members who are not officers or employees of the Administrator, the Distributor, or the Investment Adviser to the Company or any affiliated company of the Administrator, the Distributor, or the Investment Adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Company.

     ARTICLE 5. Compensation of the Administrator.

     (A) Administration Fee. In consideration of the services rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Company shall pay the Administrator compensation at an annual rate specified in Schedule A attached hereto. Such compensation shall be calculated and accrued daily, and paid to the Administrator on the first business day of each month, or at such time(s) as the Administrator shall request and the parties hereto shall agree. The Company shall also reimburse the Administrator for its reasonable out-of-pocket expenses, including the travel and lodging expenses incurred by officers and employees of the Administrator in connection with attendance at Board meetings. If this Agreement terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

     For the purpose of determining fees payable to the Administrator, the value of net assets of the Fund shall be computed in the manner described in the Company's Articles of Incorporation or in the prospectus or statement of additional information for the computation of the Company's net assets in connection with the determination of the net asset value of the Company's shares.

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     (B) Survival of Compensation Rights. All rights of compensation under this
Agreement for services performed as of the termination date shall survive the termination of this Agreement.

     ARTICLE 6. Limitation of Liability of the Administrator. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. Any person, even though also an employee, or agent of the Administrator, who may be or become an officer, Board member, employee or agent of the Company or the Fund shall be deemed, when rendering services to the Company or the Fund, or acting on any business of that party, to be rendering such services to or acting solely for that party and not as a partner, employee, or agent or one under the control or direction of the Administrator even though paid by it.

     So long as the Administrator acts in good faith and with due diligence and without negligence, the Company assumes full responsibility and shall indemnify the Administrator, its employees, agents, directors, officers and nominees and hold them harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the Administrator's actions taken or non-actions with respect to the performance of services hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Company may be asked to indemnify or hold the Administrator harmless, the Company shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Company promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Company, but failure to do so in good faith shall not affect the rights hereunder.

     The Company shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Company elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Company and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Company elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Company does not elect to assume the defense of a suit, it will reimburse the Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

     The Administrator may apply to the Company at any time for instructions and may consult counsel for the Company or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

     The Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Administrator will not be held to have notice of any change of authority of any officers, employees or agents of the Company until receipt of written notice thereof from the Company.

     ARTICLE 7. Activities of the Administrator. The services of the Administrator rendered to the Company are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that directors, officers, employees and shareholders of the Company are or may be or become interested in the Administrator, as officers, employees or otherwise and that partners, officers and employees of the Administrator and its counsel are or may be or become similarly interested in the Company, and that the Administrator may be or become interested in the Company as an owner of Company shares or otherwise.

     ARTICLE 8. Term. This Agreement shall become effective February 19, 2005 and, unless sooner terminated as provided herein, shall continue until October 31, 2006. Thereafter, if not terminated, this Agreement shall continue automatically for successive one year terms, provided that such continuance is specifically approved at least annually by the vote of a majority of those members of the Company's Board of Directors who are not parties to this Agreement or interested persons of any such party. This Agreement may be terminated without penalty, on not less than 60 days prior written notice, by the Company's Board of Directors or by the Administrator.

     ARTICLE 9. Assignment. This Agreement shall not be assigned by either party without the written consent of the other party; provided, however, that the Administrator may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder. The Administrator shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Administrator shall be responsible, to the extent provided in Article 6 hereof, for all acts of such subcontractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     ARTICLE 10. Amendments. This Agreement may be amended by the parties hereto only if such amendment is specifically approved (i) by the vote of a majority of the Board members and (ii) by the vote of a majority of the Board members who are not parties to this Agreement or interested persons of any such party.

     For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and the Administrator may conclusively assume that any special procedure which has been approved by the Company does not conflict with or violate any requirements of its Articles of Incorporation or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

     ARTICLE 11. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or

                                        7

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maintained by the Administrator on behalf of the Company shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Company and will be made available to or surrendered promptly to the Company on request.

     In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Company and follow the Company's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so.

     ARTICLE 12. Definitions of Certain Terms. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Commission.

     ARTICLE 13. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if delivered to the other party at the following address: 1111 Polaris Parkway, Columbus, Ohio 43240, or at such other address as a party may from time to time specify in writing to the other party pursuant to this Section.

     ARTICLE 14. Governing Law. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Delaware.

     ARTICLE 15. Use of Confidential Information. Notwithstanding anything in this Agreement to the contrary:

     The Administrator will keep confidential and will not use or disclose to any other party (including, but not limited to, affiliates of the Administrator) any Customer Information (as defined below), except as authorized in writing by the Company or as appropriate in connection with performing this Agreement and subject to any conditions set forth elsewhere in the Agreement.

     The Administrator will maintain appropriate physical, electronic and procedural safeguards to store, dispose of (if applicable) and secure Customer Information to protect it from unauthorized access, use, disclosure, alteration, loss and destruction. The safeguards used by the Administrator to protect Customer Information will be no less than those used by the Administrator to protect its own confidential information. In addition, the Administrator will comply with any other security safeguards required by this Agreement.

     The Administrator will control access to Customer Information and, except as required by law or as otherwise may be specifically permitted by this Agreement, permit access only to individuals who need access in connection with performing this Agreement and will cause such individuals to maintain the confidentiality of Customer Information.

     Except as necessary to conform to any record retention requirements imposed by this Agreement, the Company will, upon termination of this Agreement or the Company's earlier request, return to the Company all Customer Information or destroy it, as specified by the Company. The Administrator will provide to the Company a destruction certificate if so required.

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     As between the Company and the Administrator, Customer Information and all
applicable intellectual property rights embodied in the Customer Information shall remain the property of the Company.

     The Administrator acknowledges that it has received and reviewed a copy of the Company's privacy policy applicable to Customer Information and it agrees that it will not act in a manner that is inconsistent with such policy.

     Without limiting the foregoing, the Administrator shall not directly or through an affiliate, disclose any Customer Information, including account numbers, access numbers, or access codes for an account for use in telemarketing, direct mail marketing, or marketing through electronic mail, except as permitted by this Agreement, the Privacy Policy of the Company's, and as permitted in Section 248.12 of Regulation S-P.

     The term "Customer Information" as used in this Article means information, in any form, provided to the Administrator by on or behalf of the Company that uniquely identifies in any way a current, former or prospective Company customer. Customer Information includes, but is not limited to, copies of such information or materials derived from such information.

     ARTICLE 16. Counterparts. This Agreement may be executed by the parties on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                         SECURITY CAPITAL REAL ESTATE MUTUAL
                                         FUNDS INCORPORATED


                                         By:
                                             -----------------------------------
                                         Title:
                                                --------------------------------


                                         ONE GROUP ADMINISTRATIVE SERVICES, INC.


                                         By:
                                             -----------------------------------
                                         Title:
                                                --------------------------------

                                       10

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                                   SCHEDULE A
                         TO THE ADMINISTRATION AGREEMENT
                                     BETWEEN
              SECURITY CAPITAL REAL ESTATE MUTAL FUNDS INCORPORATED
                                       AND
                     ONE GROUP ADMINISTRATIVE SERVICES, INC.
                       (Effective as of February 19, 2005)

Category 1

The Administrator receives a pro-rata portion of the following annual fee on behalf of each Fund in Category 1 for administrative services: 0.15% of the first $25 billion of average daily net assets of all Category 1 and Category 4 funds in the JPMorgan Funds Complex/1/ plus 0.075% of average daily net assets of all Category 1 and Category 4 funds over $25 billion.

     Security Capital U.S. Real Estate Shares/2/

Category 2

The Administrator receives a pro-rata portion of the following annual fee on behalf of each Fund in Category 2 for administrative services: 0.10% of the Fund's average daily net assets on the first $500,000,000 in Fund assets; 0.075% of the Fund's average daily net assets between $500,000,000 and $1,000,000,000 and 0.05% of the Fund's average daily net assets in excess of $1,000,000,000.

None

Category 3

The Administrator receives a pro-rata portion of the following annual fee on behalf of each Fund in Category 3 for administrative services: 0.10% of the first $100 billion of average daily net assets of all Category 3 funds in the JPMorgan Funds Complex plus 0.05% of average daily net assets over $100 billion.

None

----------
/1/ For purposes of this Agreement, the "JPMorgan Funds Complex" includes all of the Funds subject to this Agreement and all of the series of each of the entities that have entered into a separate Administration Agreement with One Group Administrative Services, Inc., dated August 12, 2004 or August 19, 2004.

/2/ Shareholders of Security Capital U.S. Real Estate Shares will be asked to approve the reorganization of that Fund with and into the One Group Real Estate Fund at a shareholder meeting to be held January 20, 2005. If shareholders approve the reorganization, the Security Capital U.S. Real Estate Shares will no longer be part of this Agreement effective upon the closing of the reorganization, which is expected to occur on or about February 18, 2005 or on such later date as the parties to the reorganization transaction shall agree.

                                       11

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Category 4

The Administrator receives a pro-rata portion of the following annual fee on behalf of each Fund for administrative services: 0.10% of the first $25 billion of average daily net assets of all Category 1 and Category 4 funds in the JPMorgan Funds Complex plus 0.025% of average daily net assets of all Category 1 and Category 4 funds over $25 billion. These Funds are feeders into the Growth and Income Portfolio that has an additional 0.05% administration fee.

None

Category 5

The Administrator receives a fee of 0.05% of the average daily net assets of all Category 5 Funds.

None

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